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                         SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.  20549

                                      FORM 15


   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
         Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                      Commission File Number          333-29547

                                 Innova Corporation
                                 ------------------
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            3325 South 116th Street, Seattle, Washington, (206) 439-9121
            ------------------------------------------------------------
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                 CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                    Common Stock
                                    ------------
              (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)

                                        None
                                        ----
     (TITLES OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO FILE REPORTS
                        UNDER SECTION 13(a) OR 15(d) REMAINS)

    Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)      /X/       Rule 12h-3(b)(1)(ii)     / /
               Rule 12g-4(a)(1)(ii)     / /       Rule 12h-3(b)(2)(i)      / /
               Rule 12g-4(a)(2)(i)      / /       Rule 12h-3(b)(2)(ii)     / /
               Rule 12g-4(a)(2)(ii)     / /       Rule 15d-6               / /
               Rule 12h-3(b)(1)(i)      /X/


    Approximate number of holders of record as of the certification or notice date:
                                         1
                                         -

    Pursuant to the requirements of the Securities Exchange Act of 1934, Innova Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                     INNOVA CORPORATION


DATE:  October 9, 1998             BY:  /s/ JOHN M. HEMINGWAY
                                        ----------------------------------
                                          John M. Hemingway
                                          Secretary and Chief Financial Officer